FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-12

THIS FREE WRITING PROSPECTUS, DATED FEBRUARY 3, 2014, MAY BE AMENDED OR
COMPLETED PRIOR TO TIME OF SALE.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-172366) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS AND STRUCTURAL AND
COLLATERAL TERM SHEET, EACH DATED JANUARY 27, 2014

$1,023,355,000
(Approximate)

WFRBS Commercial Mortgage Trust 2014-LC14
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
as Depositor

Wells Fargo Bank, National Association
Ladder Capital Finance LLC
Rialto Mortgage Finance, LLC
The Royal Bank of Scotland
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates
Series 2014-LC14

February 3, 2014

WELLS FARGO SECURITIES	RBS

Co-Lead Manager and Co-Bookrunner	Co-Lead Manager and Co-Bookrunner

Deutsche Bank Securities
Co-Manager

$1,023,355,000 (Approximate)
WFRBS Commercial Mortgage Trust 2014-LC14
Commercial Mortgage Pass-Through Certificates, Series 2014-LC14

IMPORTANT NOTICE REGARDING THE CERTIFICATES

THE CERTIFICATES REFERRED TO IN THESE MATERIALS ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS SUPPLEMENT) AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.  PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THESE SECURITIES, A CONTRACT OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF CERTIFICATES HAS BEEN PRICED AND THE UNDERWRITERS HAVE CONFIRMED THE ALLOCATION OF CERTIFICATES TO BE MADE TO INVESTORS; ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

AS A RESULT OF THE FOREGOING, A PROSPECTIVE INVESTOR MAY COMMIT TO PURCHASE CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND EACH PROSPECTIVE INVESTOR IS ADVISED THAT ALL OR A PORTION OF THE CERTIFICATES REFERRED TO IN THESE MATERIALS MAY BE ISSUED WITHOUT ALL OR CERTAIN OF THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITERS’ OBLIGATION TO SELL CERTIFICATES TO ANY PROSPECTIVE INVESTOR IS CONDITIONED ON THE CERTIFICATES AND THE TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  IF THE UNDERWRITERS DETERMINE THAT A CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, SUCH PROSPECTIVE INVESTOR WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR THE UNDERWRITERS WILL HAVE ANY OBLIGATION TO SUCH PROSPECTIVE INVESTOR TO DELIVER ANY PORTION OF THE CERTIFICATES WHICH SUCH PROSPECTIVE INVESTOR HAS COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND SUCH PROSPECTIVE INVESTOR, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

EACH PROSPECTIVE INVESTOR HAS REQUESTED THAT THE UNDERWRITERS PROVIDE TO SUCH PROSPECTIVE INVESTOR INFORMATION IN CONNECTION WITH SUCH PROSPECTIVE INVESTOR’S CONSIDERATION OF THE PURCHASE OF THE CERTIFICATES DESCRIBED IN THESE MATERIALS.  THESE MATERIALS ARE BEING PROVIDED TO EACH PROSPECTIVE INVESTOR FOR INFORMATIVE PURPOSES ONLY IN RESPONSE TO SUCH PROSPECTIVE INVESTOR’S SPECIFIC REQUEST.  THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS.  THE UNDERWRITERS AND/OR THEIR AFFILIATES OR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED HEREIN SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to WFS, a member of NYSE, FINRA, NFA and SIPC, Wells Fargo Institutional Securities, LLC a member of FINRA and SIPC, and Wells Fargo Bank, National Association.  Wells Fargo Securities carries and provides clearing services for Wells Fargo Institutional Securities, LLC customer accounts.

RBS is a trade name for the investment banking business of RBSSI.  Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by RBSSI and their securities affiliates.  Lending, derivatives and other commercial banking activities are performed by The Royal Bank of Scotland plc and their banking affiliates.  RBSSI is a member of SIPC, FINRA and the NYSE.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

$1,023,355,000 (Approximate)
WFRBS Commercial Mortgage Trust 2014-LC14
Commercial Mortgage Pass-Through Certificates, Series 2014-LC14

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this Supplement is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

$1,023,355,000 (Approximate)
WFRBS Commercial Mortgage Trust 2014-LC14
Commercial Mortgage Pass-Through Certificates, Series 2014-LC14

The Free Writing Prospectus dated January 27, 2014, as supplemented by that certain supplement dated January 29, 2014 (collectively, the “Free Writing Prospectus”), and the Structural and Collateral Term Sheet dated January 27, 2014, as supplemented by that certain supplement dated January 29, 2014 (collectively, the “Term Sheet”), are hereby further updated as set forth below.  The information in this supplement dated February 3, 2014 (this “Supplement”) supersedes any contradictory information in the Free Writing Prospectus and the Term Sheet.  Defined terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Free Writing Prospectus and Term Sheet remain unmodified.

Collateral Update – 465 Park Avenue Retail Condominium

With respect to the Mortgaged Property identified on Annex A-1 to the Free Writing Prospectus as 465 Park Avenue Retail Condominium (the “465 Park Avenue Mortgaged Property”), securing a Mortgage Loan (the “465 Park Avenue Mortgage Loan”) representing approximately 1.6% of the Cut-off Date Pool Balance, the related mortgage loan seller recently learned that, on January 28, 2014, the related borrower filed a complaint in the Supreme Court of the State of New York against, among others, Manhattan ASC, LLC, d/b/a Surgery Center of Manhattan (“Manhattan ASC”), seeking money damages for, among other things, the alleged breach on the part of Manhattan ASC of its lease (the “Manhattan ASC Lease”) after the tenant purported to terminate such lease.  The Manhattan ASC Lease covers approximately 34.0% of the total square feet of the 465 Park Avenue Mortgaged Property and, if and when rental payments were to have commenced thereunder, would have represented approximately 21.5% of the in-place underwritten base rent payable under the 465 Park Master Lease referred to below.  The Manhattan ASC Lease had been contingent on the applicable medical tenant obtaining a certificate of need to demonstrate that the proposed medical facility would address a genuine need in the community.  There can be no assurance as to whether the defendants will file counterclaims or what such counterclaims will be.  In addition, there can be no assurance as to whether the related borrower will ultimately succeed in the above-described litigation or whether the litigation and any potential counterclaims will have a material adverse effect on the borrower, the borrower sponsor or the 465 Park Avenue Mortgaged Property.  Given the uncertainty in outcome, investors should assume that the Manhattan ASC Lease will no longer be in place when analyzing the 465 Park Avenue Mortgage Loan, and current references in the Free Writing Prospectus to the Manhattan ASC Lease will be deleted.  Furthermore, the above-described litigation will be identified as an exception to representation and warranty no. 15 (Actions Concerning Mortgage Loan) to the related Mortgage Loan Purchase Agreement, which representation and warranty is set forth on Annex C-1 to the Free Writing Prospectus.

The 465 Park Avenue Mortgaged Property is currently 100% vacant.  Cohen Brothers Realty Corporation (“CBRC”), an entity for which Charles Cohen is owner, president and chief executive officer, has executed a 12-year master lease (the “465 Park Master Lease”) for the entire 465 Park Avenue Mortgaged Property.  Mr. Cohen has guaranteed the payment of the 465 Park Master Lease until such time as the 465 Park Avenue Mortgaged Property generates net cash flow of $2.0 million annually based on signed leases from tenants in-place and paying rent.  The space subject to the 465 Park Master Lease will decrease, and such lease will “burn off”, as new third-party tenants lease space and begin paying rent at the 465 Park Avenue Mortgaged Property.  All underwritten net operating income, net cash flow, debt service coverage ratio and debt yield information shown in the Free Writing Prospectus, including the Annexes thereto, with respect to the 465 Park Avenue Mortgage Loan was solely based on the 465 Park Master Lease.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.